Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Kathryn C. Koessel
Investor Relations
612-661-3830

PepsiAmericas Reports 21.5 Percent Net Income Growth
for the Full Year of 2003

Combined International Operations Achieve Profitability

Minneapolis, MN, February 4, 2004 – PepsiAmericas, Inc. (NYSE: PAS) today reported fourth quarter 2003 net income of $37 million, or diluted earnings per share (EPS) of $0.26, and full year 2003 net income of $157.6 million, or EPS of $1.09.  Results for the fourth quarter and full year of 2003 benefited from an additional week of operating performance (see note on 53rd week), which contributed $3.1 million to net income.  Excluding the impact of unusual items, and an additional week of U.S. operations, adjusted net income increased to $33.9 million, or EPS of $0.23, for the fourth quarter 2003, and $150.8 million, or EPS of $1.05, for the full year 2003.  A reconciliation table and explanations of these unusual items are included in the notes to the condensed consolidated financial statements attached to this release.

In 2002, fourth quarter net income was $7.3 million, or EPS of $0.05, and full year 2002 net income was $129.7 million, or EPS of $0.85.  Excluding the impact of unusual items in the attached reconciliation table, fourth quarter 2002 income from continuing operations was $9.5 million, or EPS of $0.06, and 2002 full year income from continuing operations was $135.2 million, or EPS of $0.89.

The company prospectively adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16 in the first quarter of 2003, and the results assuming that EITF 02-16 had been in effect in 2002 are provided where applicable.  A reconciliation table and explanations are included in the notes to the condensed consolidated financial statements attached to this release.

Fourth-Quarter Results

Continued strength in pricing in the U.S. business and improvement in pricing and cost management from the international operations contributed to the positive fourth quarter.

•                  Worldwide operating income in the fourth quarter of 2003 more than doubled to $74.1 million from the fourth quarter in 2002.  The additional week of operating results contributed $4.9 million to operating income.

•                  Reflecting stronger average net selling prices, total net sales increased by 8.0 percent to $818.8 million compared to $757.9 million in the previous year.  Net sales from the additional week were $33.9 million and contributed over half of the reported growth. Assuming that EITF 02-16 had been in effect during 2002, fourth quarter 2003 net sales would have increased $48.9 million, or 6.6 percent, over the same period a year earlier, which excludes the benefit of the additional week.

•                  Worldwide volume increased 1.4 percent.  However, excluding the benefit of the additional week, worldwide volume actually declined 2.5 percent.

“I am pleased with our overall performance in 2003,” said Chairman and Chief Executive Officer Robert C. Pohlad.  “We gained momentum throughout the year, improving our performance through disciplined pricing, cost management programs and excellent execution in the marketplace. These drivers contributed to achieving profitability in our combined international operations one year ahead of our stated goal.”

Fourth Quarter Operations and Financial Highlights

Both the U.S. and international businesses contributed to driving PepsiAmericas’ operating performance.  On a worldwide basis, the fourth quarter 2003 gross profit margin increased 4.7 percent to 42.0 percent compared to 37.3 percent for the same period in 2002.  The additional week contributed $20.8 million of cost of goods sold and $8.2 million of SD&A expense. If EITF 02-16 had been in effect in 2002 and excluding the impact of the additional week in 2003, compared to the same period a year earlier, the gross profit margin would have improved 3.3 percent, cost of goods sold would have grown by less than one percent and SD&A would have increased by 4.3 percent.

Fourth Quarter U.S. Operations Highlights

Improved average net selling pricing combined with cost management controls played a significant role in U.S. operations.  Compared to the disappointing fourth quarter in 2002, U.S. operating income in the fourth quarter 2003 increased 90.6 percent to $73.4 million, including the $4.9 million contribution from the additional week.

Reported net sales increased 9.1 percent year-over-year to $699.5 million compared to $641.2 million the prior-year fourth quarter, of which 5.3 percent was attributed to the additional week.  Assuming EITF 02-16 had been in effect in 2002 and excluding the sales contributed by the additional week, net sales would have increased 7.5 percent.  The revenue growth in the quarter reflected improved net selling price per unit of over six percent combined with modest volume growth.  The net selling price increase was comprised of approximately 2.0 percent from rate and 4.3 percent from mix. Volume growth of 5.5 percent benefited from 5.1 percent of growth from the additional week of results.  Based on comparable weeks in 2002, the fourth quarter 2003 experienced volume growth of 0.4 percent in the U.S.

The increase in net sales reflected the renewed focus on the core brands in the fourth quarter.  On comparable selling weeks basis, PepsiAmericas realized growth in both the diet category as well as trademark Mountain Dew.  Aquafina grew over 8.4 percent and contributed to single serve’s mid-single digit growth.  Overall, single serve volume increased sequentially from the 2003 third quarter.

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Management continued to focus on cost containment in the fourth quarter 2003 and SD&A as a percentage of net sales decreased versus the same period in 2002.  Compared to the third quarter of 2003, however, SD&A trended higher due, in part, to an increase in insurance and benefit costs.

Fourth Quarter International Operations Highlights

The combined international operations achieved profitability, one year ahead of PepsiAmericas’ stated goal.  The combined Central Europe and Caribbean businesses reported fourth quarter 2003 operating income of $0.7 million, a $7.9 million improvement over the same period a year ago.  The results in fourth quarter 2003 and 2002 included special charges related to changes in Central Europe’s distribution methods of $0.2 million and $3.5 million, respectively.  Favorable foreign exchange rates contributed $0.6 million to international operating income in the current quarter.

Central Europe’s operating loss of $1.4 million for the fourth quarter 2003 was an improvement of $6.8 million over the operating loss reported in the prior-year fourth quarter.  Net sales reported for the quarter increased 2.6 percent to $68.3 million compared to $66.6 million in the prior-year fourth quarter.  Strong net average pricing across all categories contributed to the results, despite a 13.2 percent decline in Central Europe’s volume. The weak volume reflected declines in the water, juice and CSD categories offset in part by improvements in new age.  SD&A, as a percentage of sales, was unchanged from the comparable period in 2002 as the benefits of lower costs measured in local currency were offset by the unfavorable impact from foreign exchange rates.

Operating income for the Caribbean business totaled $2.1 million in the fourth quarter 2003, more than doubling the $1 million reported in the prior year fourth quarter.  Volume growth of 2 percent and a 1.3 percent decline in cost of goods sold drove this improvement.  Net selling price per unit declined less than one percent in the fourth quarter of 2003 compared to the same period in 2002.

Full Year Results

With increased momentum throughout 2003, PepsiAmericas reported a 16.1 percent increase in income from continuing operations with $157.6 million in 2003 compared to $135.7 million in 2002.  The 2003 worldwide operating income grew 5.2 percent to $316.3 million of which $4.9 million was attributed to the benefit of the 53rd week. Worldwide net sales remained virtually flat at $3.2 billion, a decrease of 3.0 million, or 0.1 percent, compared to 2002.  The 5.3 percent improvement in worldwide net selling prices offset the 2.7 percent decline in worldwide volume.  U.S. volume declined by 2.3 percent, and Central Europe volume declined by 6.7 percent.  Assuming that EITF 02-16 had been in effect during 2002 and excluding the benefit of the 53rd week, net sales would have increased $46.4 million, or 1.5 percent over the previous year.  Excluding the benefit of the 53rd week, worldwide volume would have declined 3.8 percent, and U.S. volume would have declined 3.5 percent.

The continued effects of the cost containment program are also reflected in the full year results. On a worldwide basis, gross profit margins improved by half of a percentage

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point driven by improved pricing and a moderate increase in cost.  Excluding the additional week and assuming that EITF 02-16 had been in effect in 2002, the gross profit margin would have improved 0.6 percent, and SD&A would have increased 2.2 percent.

Full Year U.S Operations Highlights

U.S. operating income remained relatively flat with a 0.3 percent increase to $315.7 million for the full year 2003 as a result of a shortfall in U.S. operating income in the first quarter.  Net sales in the U.S. declined 0.8 percent for the full year to $2.7 billion.  The 53rd week contributed sales of $33.9 million.  Assuming that EITF 02-16 had been in effect during 2002 and excluding the additional week, net sales would have increased by $28.2 million, or approximately 1.1 percent, over the same period a year earlier.  In addition, for the year the effective tax rate excluding unusual items, changed to 37.5 percent from 38.4 percent.  During 2003, PepsiAmericas repurchased approximately 5 million shares of common stock.

Full Year International Operations Highlights

Central Europe’s results also reflected improvements in pricing and cost structure.  For the full year 2003, Central Europe reported operating income of $0.5 million compared to a loss of $10.6 million a year earlier.  However, volume declined 6.7 percent from 2002 because of softness in the water, juice and CSD categories. The effects of the volume decline were offset by net pricing increases and an $8.2 million improvement in costs measured in local currency.   The benefit of foreign exchange in the current year was $5 million.

The Caribbean improved its year-over-year performance in 2003, and reported operating income of $0.1 million for 2003, compared to a loss of $3.4 million in 2002.  Volume growth of 4.3 percent for full year 2003, contributed to the 3.4 percent increase in net sales to $187.0 million in 2003.

Outlook

“Our operating performance in the second half of 2003 positions us well as we move into 2004,” said Bob Pohlad.  “We believe that the key drivers to PepsiAmericas’ 2003 success will again contribute to our performance this year.  We will continue to focus diligently on generating cash flow and improving our return on invested capital to create additional shareholder value.”

The company expects to achieve full year 2004 EPS growth in the range of six to eight percent compared to 2003 based on a fifty-two week year and excluding unusual items, or EPS of $1.05.  On a full-year basis, PepsiAmericas now expects worldwide volume growth of approximately one percent and overall net pricing improvement in the two to three percent range.  With the continuation of a cost containment program initiated early in 2003, the company expects to see cost increases around three to four percent.  In 2003, PepsiAmericas full year included 53 weeks.  However, the company’s outlook and comments for 2004 are based on 52 weeks for comparative purposes.

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Note on 53rd Week of Domestic Operating Results

PepsiAmericas’ fiscal year ends on the Saturday closest to December 31 and, as a result, an additional week is added every five to six years.  Fiscal year 2003 consisted of 53 weeks ending on January 3, 2004.  Fiscal year 2002 consisted of 52 weeks ending on December 28, 2002.  PepsiAmericas’ fiscal year end policy only impacts the U.S. operations.  The Central European and Caribbean operations are based upon a calendar fiscal year ending December 31, 2003 and, therefore, are not impacted by the 53rd week.

PepsiAmericas will hold its fourth quarter earnings conference call at 10:00 AM CST today, Wednesday, February 4, 2004 by telephone and through a live webcast over the internet.  To listen via telephone to the conference call within the U.S., please dial 1-800-289-0468 and request the PepsiAmericas conference call.  The live webcast will be available through the company’s website at www.pepsiamericas.com.   A playback of the conference call will be available until February 15, 2004.  To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter the replay passcode 219968.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago.  In total, PepsiAmericas serves geographic areas with a population of more than 118 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) beneficially owns a 39.9 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 28, 2002.

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PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER OF FISCAL 2003
COMPARED WITH THE FOURTH QUARTER OF FISCAL 2002
(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Fourth Quarter
	2003	2002

Net sales	$818.8	$757.9
Cost of goods sold	475.0	475.4
Gross profit	343.8	282.5
Selling, delivery and administrative expenses	269.6	247.5
Amortization	0.1	0.2
Special charges	—	3.5
Operating income	74.1	31.3
Interest expense, net	(15.4)	(19.8)
Other expense, net	(2.3)	(1.8)
Income before income taxes	56.4	9.7
Income taxes	19.4	2.4

Net income	$37.0	$7.3

Weighted average common shares:
Basic	142.9	149.0
Incremental effect of stock options and awards	1.5	1.0
Diluted	144.4	150.0

Basic earnings per share	$0.26	$0.05

Diluted earnings per share	$0.26	$0.05

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR FISCAL YEAR 2003
COMPARED WITH FISCAL YEAR 2002
(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Fiscal Year
	2003	2002

Net sales	$3,236.8	$3,239.8
Cost of goods sold	1,876.6	1,967.4
Gross profit	1,360.2	1,272.4
Selling, delivery and administrative expenses	1,037.1	968.4
Amortization	0.4	0.7
Special charges	6.4	2.6
Operating income	316.3	300.7
Interest expense, net	(69.6)	(76.4)
Other expense, net	(6.5)	(4.1)
Income before income taxes	240.2	220.2
Income taxes	82.6	84.5
Income from continuing operations	157.6	135.7
Loss from discontinued operations, after taxes	—	(6.0)

Net income	$157.6	$129.7

Weighted average common shares:
Basic	143.1	152.1
Incremental effect of stock options and awards	1.0	0.9
Diluted	144.1	153.0

Income (loss) per share - basic:
Continuing operations	$1.10	$0.89
Discontinued operations	—	(0.04)
Net income	$1.10	$0.85

Income (loss) per share - diluted:
Continuing operations	$1.09	$0.89
Discontinued operations	—	(0.04)
Net income	$1.09	$0.85

Cash dividends per share	$0.04	$0.04

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF FISCAL YEAR END 2003 AND 2002
(UNAUDITED AND IN MILLIONS)

	2003	2002

Cash	$69.0	$113.8
Receivables	268.8	202.6
Inventory	169.8	170.2
Other current assets	52.6	63.3
Total current assets	560.2	549.9
Net property	1,129.8	1,130.8
Intangible assets	1,766.6	1,757.7
Other assets	125.8	124.2

Total assets	$3,582.4	$3,562.6

Short-term debt, including current maturities of long-term debt	$199.9	$303.1
Payables	204.1	184.9
Other current liabilities	195.5	210.0
Total current liabilities	599.5	698.0
Long-term debt	1,078.4	1,080.7
Deferred income taxes	114.4	82.2
Other liabilities	225.0	253.1

Total liabilities	2,017.3	2,114.0

Shareholders’ equity	1,565.1	1,448.6

Total liabilities and shareholders’ equity	$3,582.4	$3,562.6

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR FISCAL YEAR 2003
COMPARED WITH FISCAL YEAR 2002
(UNAUDITED AND IN MILLIONS)

	Fiscal Year
	2003	2002

Cash Flows from Operating Activities:
Income from continuing operations	$157.6	$135.7
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	170.2	163.8
Deferred income taxes	24.1	62.9
Gain on sale of investment	(2.1)	(3.5)
Special charges	6.4	2.6
Cash outlays related to special charges	(7.1)	(5.8)
Other	13.0	6.7
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	19.3	5.5
Decrease in securitized receivables	(92.3)	(7.7)
Net change in other assets and liabilities	8.4	(28.9)
Net cash provided by operating activities of continuing operations	297.5	331.3

Cash Flows from Investing Activities:
Capital investments	(158.3)	(219.2)
Franchises and companies acquired	(4.5)	(10.8)
Proceeds from sales of investments	6.4	26.5
Proceeds from sales of property	4.2	7.8
Net cash used in investing activities	(152.2)	(195.7)

Cash Flows from Financing Activities:
Repayments of long-term debt	(279.4)	—
Proceeds from issuance of long-term debt	146.3	249.1
Net borrowings (repayments) of short-term debt	21.3	(226.6)
Treasury stock purchases	(78.2)	(91.8)
Issuance of common stock	11.5	5.4
Cash dividends	(5.8)	(6.1)
Net cash used in financing activities	(184.3)	(70.0)

Net cash used in discontinued operations	(4.9)	(15.5)
Effects of exchange rate changes on cash and equivalents	(0.9)	(0.7)
Change in cash and equivalents	(44.8)	49.4
Cash and equivalents at beginning of year	113.8	64.4
Cash and equivalents at end of year	$69.0	$113.8

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of our non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Adjusted Comparisons:  In order to better reflect our quarter-over-quarter and comparative fiscal year operating performance, we have provided the table below that summarizes the unusual items discussed in this press release that impact comparability of the periods presented:

	Fourth Quarter 2003		Fourth Quarter 2002		Fiscal Year 2003		Fiscal Year 2002
(Unaudited, in millions)	Operating Income	Income from Continuing Operations	Operating Income	Income from Continuing Operations	Operating Income	Income from Continuing Operations	Operating Income	Income from Continuing Operations
As Reported	$74.1	$37.0	$31.3	$7.3	$316.3	$157.6	$300.7	$135.7
53rd week and unusual items impacting comparability
Impact of 53rd week	(4.9)	(3.1)			(4.9)	(3.1)
Special charges			3.5	2.2	6.4	3.9	2.6	1.6
Interest income on ESOP tax settlement						(4.0)
Tax benefit on ESOP tax settlement						(6.0)
Early extinguishment of debt						5.4
Gain on land sale						(1.3)		(2.1)
Additional tax accruals						4.3
Reversal of certain tax accruals						(6.0)
Adjusted Comparisons	$69.2	$33.9	$34.8	$9.5	$317.8	$150.8	$303.3	$135.2

Weighted average common shares:
Basic		142.9		149.0		143.1		152.1
Incremental effect of stock options and awards		1.5		1.0		1.0		0.9
Diluted		144.4		150.0		144.1		153.0

Income from continuing operations per share- basic
As reported		$0.26		$0.05		$1.10		$0.89
As adjusted		$0.24		$0.06		$1.05		$0.89
Income from continuing operations per share- diluted
As reported		$0.26		$0.05		$1.09		$0.89
As adjusted		$0.23		$0.06		$1.05		$0.89

Adjustments included in this summary were as follows:

Impact of 53rd week - Our fiscal year ends on the Saturday closest to December 31 and, as a result, a 53rd week is added every five to six years.  Fiscal year 2003 consisted of 53 weeks ending on January 3, 2004.  Fiscal year 2002 consisted of 52 weeks ending on December 28, 2002.  The amounts presented above represent the impact of the additional week in 2003.

Special charges - During fiscal year 2003, we recorded special charges, net, of $6.4 million ($3.9 million after taxes).  These charges consisted primarily of a $5.8 million charge related to the reduction in workforce in the U.S., and charges related to the changes in the production, marketing and distribution strategies in our international operations.  The U.S. special charges were primarily for severance costs and related benefits, including the acceleration of restricted stock awards.  We recorded special charges of $0.8 million related to a change in the production and distribution strategy in Barbados, which consisted primarily of asset write-downs.  In addition,  we recorded additional special charges of $1.9 million in Central Europe related to the changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia, offset by a special charge reversal of $2.1 million.  The reversals of previously recorded special charges primarily resulted from favorable outcomes associated with outstanding lease obligations and severance payments.

In the fourth quarter of 2002, we recorded a special charge of $5.7 million related to changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia.  The charges are primarily for severance costs and related benefits and accelerated depreciation of fixed assets.  This amount was offset by the reversal of $3.3 million of excess severance and other exit costs related to previously recorded special charges in Poland and Hungary.  In addition, we recorded $0.2 million of severance costs related to the fiscal year 2002 charge in “Special charges, net.”

ESOP tax settlement - In the first quarter of 2003, we favorably settled a tax matter with the Internal Revenue Service relating to our past Employee Stock Ownership Plan, including the taxes we previously paid and related interest.  As a result, we recorded interest income of $6.4 million in “Interest expense, net” ($4.0 million after taxes), and a tax benefit of $6.0 million in “Income taxes” during fiscal year 2003.

Early extinguishment of debt - In February 2003, the investors in the $150 million of notes issued in March 2001 notified us that they would exercise their option to purchase and remarket the notes pursuant to the remarketing agreement, unless we elected to redeem the notes.  In March 2003, we exercised our option and elected to redeem the notes at fair value pursuant to the agreement.  As a result, we recorded a loss on the early extinguishment of debt in the first quarter of 2003 of $8.8 million ($5.4 million after taxes) in “Interest expense, net.”  The loss was included in “Income from continuing operations before income taxes” pursuant to Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

Gain on land sale - In the second quarter of 2003, we recorded an additional gain on the sale of a parcel of land in downtown Chicago of $2.1 million ($1.3 million after taxes) related to the reversal of accruals related to the favorable resolution of certain contingencies recorded as part of the original sales transaction in 2002.  These amounts were recorded in “Other expense, net.”

In the second quarter of 2002, we recorded a $3.5 million gain ($2.1 million after taxes) related to the sale of the land.  These amounts were recorded in “Other expense, net.”

Tax accruals -  In the third quarter of 2003, we recorded a net reversal of tax accruals of $6.0 million related primarily to the settlement of various income tax audits through the 1999 tax year.  In the first quarter of 2003, we recorded additional tax accruals of $4.3 million related to additional liabilities.  Excluding the adjustments to certain tax accruals, as well as the ESOP settlement tax benefit, the effective income tax rate was 37.5 percent, compared to the prior-year fourth quarter and fiscal year effective income tax rate of 38.4 percent.

2.  Recently Issued Accounting Pronouncements:  In the first quarter of 2003, we prospectively adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.”  EITF Issue No. 02-16 requires that certain consideration received from vendors or brand owners by the company be recorded as a reduction of cost of goods sold, unless the payment is directly attributable (offsetting) to incremental and separately identifiable expenses incurred elsewhere in the income statement.  As a result, certain marketing support programs (bottler incentives) from brand owners that were previously recognized as an increase to net sales or a reduction in SD&A in prior periods, are recorded as a reduction of cost of goods sold for new agreements beginning in the first quarter of  2003.  Marketing support programs that are directly attributable to incremental expenses incurred and evidenced through submissions for reimbursement, are reported as either an increase to net sales or a reduction of SD&A, and all other marketing support programs are recognized as a reduction of cost of goods sold.

The following table presents the adjusted results for the fourth quarter and fiscal year 2002, had EITF Issue No. 02-16 been effective, compared to the same periods in 2003 reported results.

	Fourth Quarter 2003	Fourth Quarter 2002		% Change
(Unaudited, in millions)	As reported	As reported	As adjusted	Reported	As adjusted
Net sales	$818.8	$757.9	$736.0	8.0%	11.3%
Cost of goods sold	475.0	475.4	450.5	-0.1%	5.4%
Gross margin percentage	42.0%	37.3%	38.8%
SD&A	269.6	247.5	250.5	8.9%	7.6%
SD&A, as a percentage of net sales	32.9%	32.7%	34.0%

	Fiscal Year 2003	Fiscal Year 2002		% Change
(Unaudited, in millions)	As reported	As reported	As adjusted	Reported	As adjusted
Net sales	$3,236.8	$3,239.8	$3,156.5	-0.1%	2.5%
Cost of goods sold	1,876.6	1,967.4	1,845.9	-4.6%	1.7%
Gross margin percentage	42.0%	39.3%	41.5%
SD&A	1,037.1	968.4	1,006.6	7.1%	3.0%
SD&A, as a percentage of net sales	32.0%	29.9%	31.9%